Exhibit 99.1
ARGAN, INC. REPORTS NINE MONTHS REVENUES OF $158.6 MILLION; EBITDA OF $12.1 MILLION
December 9, 2010 — ROCKVILLE, MD — Argan, Inc. (NYSE AMEX: AGX) today announced financial results for the nine months and three months ended October 31, 2010.
For the nine months ended October 31, 2010, net revenues were $158.6 million compared to $189.2 million in the nine months ended October 31, 2009. Gemma Power Systems (Gemma) contributed $144.5 million, or 91% of net revenues in the first nine months of fiscal 2011, compared to $172.0 million, or 91% of net revenues in the first nine months of fiscal 2010. Combined net revenues from Argan’s other wholly-owned subsidiaries decreased to $14.1 million, or 9% of net revenues for the nine months ended October 31, 2010, compared to $17.2 million, or 9% of net revenues during the same period last year.
The Company reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) of $12.1 million for the nine months ended October 31, 2010. Gemma, for its segment, recorded $17.9 million in EBITDA for the first nine months of fiscal 2011.
Net income for the first nine months of fiscal 2011 was $6.9 million, or $0.50 per diluted share based on 13,714,000 diluted shares outstanding, compared to net income of $7.6 million, or $0.55 per diluted share based on 13,765,000 diluted shares outstanding for the first nine months in fiscal 2010.
For the three months ended October 31, 2010, net revenues were $48.2 million compared to $60.7 million in the previous year. Gemma contributed $42.7 million, or 89% of net revenues for the third quarter of fiscal 2011, compared to $54.2 million, or 89% of net revenues for the third quarter of fiscal 2010. Combined net revenues from Argan’s other wholly-owned subsidiaries decreased to $5.5 million, or 11% of net revenues for the three months ended October 31, 2010, compared to $6.5 million, or 11% of net revenues during the same period last year.
Despite the decrease in net revenues for the quarter, gross profit percentage increased to 14.9% compared to 11.3% in the quarter ended October 31, 2009. Gross profit in the third quarter of fiscal 2011 was favorably impacted by projects which were in their final phases of construction.
The Company reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) of $3.1 million for the three months ended October 31, 2010. Gemma, for its segment, reported $5.1 million in EBITDA for the three months ended October 31, 2010.
Net income for the third quarter of fiscal 2011 was $1.5 million, or $0.11 per diluted share based on 13,669,000 diluted shares outstanding, compared to net income of $2.0 million, or $0.14 per diluted share based on 13,763,000 diluted shares outstanding in the third quarter of fiscal 2010.
Argan had consolidated cash and cash equivalents of $76.4 million and restricted cash of $1.6 million as of October 31, 2010. Consolidated working capital increased during the nine months ended October 31, 2010 to approximately $71.8 million from approximately $63.4 million as of January 31, 2010.

Gemma’s backlog as of October 31, 2010 was $253.3 million.
Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer stated, “For the first nine months of fiscal 2011, despite challenging economic times, Gemma continues to show strong cash flow performance. We expect continued challenges in the coming year. Nevertheless, Gemma continues to drive our success. As electric utilities and independent power producers look to diversify their power generation options, we see continued interest in gas-fired plants, which are more efficient and produce fewer emissions than coal fired plants.”
“In addition to the completion of a wind farm project during the most recent quarter, Gemma Renewable Power was awarded, subsequent to quarter end, a contract to design and build a 200 MW wind power facility which will be substantially completed during the next fiscal year. Gemma’s wide range of construction experience and power industry expertise position the Company well as a market leader for both traditional and alternative energy projects.”
About Argan, Inc.
Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power. Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Arthur Trudel
301.315.0027	301.315.9467

ARGAN, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended October 31,		Nine Months Ended October 31,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Net revenues
Power industry services	$42,706,000	$54,164,000	$144,475,000	$172,003,000
Nutritional products	2,931,000	4,266,000	7,817,000	10,536,000
Telecommunications infrastructure services	2,523,000	2,237,000	6,308,000	6,693,000

Net revenues	48,160,000	60,667,000	158,600,000	189,232,000

Cost of revenues
Power industry services	35,999,000	48,378,000	122,568,000	153,465,000
Nutritional products	3,139,000	3,715,000	8,213,000	9,435,000
Telecommunications infrastructure services	1,850,000	1,727,000	5,281,000	5,102,000

Cost of revenues	40,988,000	53,820,000	136,062,000	168,002,000

Gross profit	7,172,000	6,847,000	22,538,000	21,230,000

Selling, general and administrative expenses	4,346,000	4,015,000	11,285,000	10,417,000

Income from operations	2,826,000	2,832,000	11,253,000	10,813,000

Interest income (expense), net	22,000	(26,000)	29,000	(66,000)
Equity in the earnings of the unconsolidated subsidiary	—	325,000	—	1,343,000

Income before income taxes	2,848,000	3,131,000	11,282,000	12,090,000

Income tax expense	1,313,000	1,167,000	4,423,000	4,475,000

Net income	$1,535,000	$1,964,000	$6,859,000	$7,615,000

Earnings per share
Basic	$0.11	$0.14	$0.50	$0.56

Diluted	$0.11	$0.14	$0.50	$0.55

Weighted average number of shares outstanding
Basic	13,596,000	13,579,000	13,591,000	13,506,000

Diluted	13,669,000	13,763,000	13,714,000	13,765,000

ARGAN, INC. AND SUBSIDIARIES
Reconciliations to Consolidated EBITDA (Unaudited)

	Three Months Ended October 31,
	2010	2009

Net income, as reported	$1,535,000	$1,964,000
Interest expense	7,000	41,000
Income tax expense	1,313,000	1,167,000
Amortization of purchased intangible assets	87,000	88,000
Depreciation and other amortization	144,000	163,000

EBITDA	$3,086,000	$3,423,000

Reconciliations to EBITDA (Unaudited)
Power Industry Services

	Three Months Ended October 31,
	2010	2009

Income before income taxes, as reported	$4,915,000	$3,990,000
Interest expense	7,000	40,000
Amortization of purchased intangible assets	88,000	87,000
Depreciation and other amortization	64,000	48,000

EBITDA	$5,074,000	$4,165,000

Reconciliations to Consolidated EBITDA (Unaudited)

	Nine Months Ended October 31,
	2010	2009

Net income, as reported	$6,859,000	$7,615,000
Interest expense	32,000	155,000
Income tax expense	4,423,000	4,475,000
Amortization of purchased intangible assets	262,000	267,000
Depreciation and other amortization	508,000	459,000

EBITDA	$12,084,000	$12,971,000

Reconciliations to EBITDA (Unaudited)
Power Industry Services

	Nine Months Ended October 31,
	2010	2009

Income before income taxes, as reported	$17,347,000	$15,444,000
Interest expense	32,000	144,000
Amortization of purchased intangible assets	262,000	263,000
Depreciation and other amortization	229,000	143,000

EBITDA	$17,870,000	$15,994,000

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a reconciliation between the Company’s GAAP and non-GAAP financial results is provided above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	October 31,	January 31,
	2010	2010
	(Unaudited)	(Note 1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76,420,000	$66,009,000
Restricted cash	1,620,000	5,002,000
Accounts receivable, net of allowance for doubtful accounts	22,684,000	4,979,000
Costs and estimated earnings in excess of billings	4,902,000	12,931,000
Inventories, net of obsolescence reserve	1,130,000	2,010,000
Deferred income tax assets	2,223,000	1,603,000
Prepaid expenses and other current assets	683,000	2,697,000

TOTAL CURRENT ASSETS	109,662,000	95,231,000
Property and equipment, net of accumulated depreciation	1,596,000	1,540,000
Goodwill	18,476,000	18,476,000
Intangible assets, net of accumulated amortization	2,996,000	3,258,000
Deferred income tax assets	1,506,000	1,628,000
Other assets	59,000	140,000

TOTAL ASSETS	$134,295,000	$120,273,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,672,000	$17,906,000
Accrued expenses	9,700,000	10,254,000
Billings in excess of costs and estimated earnings	15,112,000	1,874,000
Current portion of long-term debt	333,000	1,833,000

TOTAL CURRENT LIABILITIES	37,817,000	31,867,000
Other liabilities	33,000	38,000

TOTAL LIABILITIES	37,850,000	31,905,000

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share; 30,000,000 shares authorized; 13,599,727 and 13,585,727 shares issued at 10/31/10 and 1/31/10, and 13,596,494 and 13,582,494 shares outstanding at 10/31/10 and 1/31/10, respectively	2,040,000	2,038,000
Warrants outstanding	601,000	613,000
Additional paid-in capital	88,276,000	87,048,000
Accumulated deficit	5,561,000	(1,298,000)
Treasury stock, at cost; 3,233 shares at 10/31/10 and 1/31/10	(33,000)	(33,000)

TOTAL STOCKHOLDERS’ EQUITY	96,445,000	88,368,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$134,295,000	$120,273,000

Note 1 -	The condensed consolidated balance sheet as of January 31, 2010 has been derived from audited financial statements.